PROSPECUS SUPPLEMENT                            Filed Pursuant To Rule 424(b)(3)
                                            Registration Statement No. 333-85431


                 PROSPECTUS SUPPLEMENT DATED NOVEMBER 22, 1999
                       TO PROSPECTUS DATED AUGUST 17, 1999

                               MCI WORLDCOM, INC.

                        2,656,151 SHARES OF COMMON STOCK

         This prospectus supplement should be read in conjunction with the Prospectus dated August 17, 1999 (the "Prospectus"). The following table supersedes the table on page 4 of the Prospectus setting forth information concerning the selling shareholders.

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling shareholders as of November __, 1999 before giving effect to the sale of shares of common stock in this offering. The only material relationship between any of the selling shareholders and us or our affiliates in the last three years is a joint venture entity, WorldCom, S.A., that provides telecommunications services in Brussels, Belgium and surrounding areas. We and Coditel, S.A., a selling shareholder, each own fifty percent of WorldCom, S.A. All of the shares owned by each selling shareholder may be offered by such shareholder in this offering. We cannot assure you, however, that any of the selling shareholders will sell any of the shares of our common stock covered by this prospectus. None of the selling shareholders hold one or more percent of the outstanding shares of our common stock.

         The information included in this section is based upon information provided by the selling shareholders.


                                                           Shares Beneficially    Shares Beneficially
                                                           Owned Prior To         Owned After the
Name                                                       the Offering(1)        Offering (1)(2)
----                                                       -------------------    -------------------

Coditel, S.A.                                               1,105, 189                      0
Prime VIII, L.P.                                               147,368                      0
Allstate Insurance Company                                     387,830                377,848
BancBoston Capital                                              10,035                      0
Board of Regents of the University of Texas System              52,652                 44,624
CIBC Capital Corporation                                         9,787                      0
Coditel U.S. Inc.                                               20,071                      0
CVF, LLC                                                         1,942                      0
Deevy, Brian                                                    10,987                 10,000
Dolan, Charles F.                                                3,884                      0
DLJ Fund Investment Partners II, LP                              2,673                      0
DLJ Private Equity Employees Fund, LP                              244                      0
DLJ Private Equity Partners Fund, LP                             6,868                      0
Fortress Venture Capital II, L.P.                                  987                      0
GC Investments, LLC                                             25,172                  5,100
Go-Tea '98 Investment Parntership, Ltd.                            970                      0
Hunt (Caroline) Trust Estate                                     1,978                      0
LBJ Capital, L.P.                                                  970                      0
Marchbanks, Gregory S.                                           7,453                  2,400
Merit Life Insurance Company                                     3,915                      0
Myer, Robert L.                                                    970                      0
Permanent University Fund of the State of Texas                 32,115                      0
PNC Venture Corp.                                               14,728                      0
Prime II Investments, L.P.                                     152,173                      0
Rosewood Financial, Inc.                                         4,944                      0
Silver Partners                                                 10,035                      0
 Sowell Construction Co., Inc.                                   3,949                      0
Toronto Dominion Investments, Inc.                              10,035                      0
(continued)

                                                           Shares Beneficially    Shares Beneficially
                                                           Owned Prior To         Owned After the
Name                                                       the Offering(1)        Offering (1)(2)
----                                                       -------------------    -------------------

Vulcan Ventures Inc.                                            10,035                      0
Prime SKA-I LLC                                                      3                      0
Robert W. Hughes                                                 5,645                  2,600
Dean M. Greenwood                                                3,435                      0
William P. Glasgow                                               2,850                      0
Duncan T. Butler, Jr.                                            9,933                      0
Steve Tarr                                                         162                      0
Danny Fennewald                                                    524                    200
Renee Pepin                                                         54                      0
Thomson Consumer Electronics, Inc.                             368,397                      0
E.L. Management Services, LLC                                    1,098                      0
Lehman Brothers, Inc. as Pledgee for Mark Greenberg             12,000                      0
Mark Greenberg                                                  42,577                      0
Michael Sherwin                                                 31,856                      0
Lehman Brothers, Inc. as Pledgee for Walter Ferguson             8,000                      0
Walter Ferguson                                                 26,139                      0
Michael P. Haas                                                 24,735                      0
Lehman Brothers, Inc. as Pledgee for Ben Marz                   10,000                      0
Ben Marz                                                        14,268                      0
Ted Williams                                                    13,962                      0
Robert I. Gale, III                                              2,699                      0
Frederick K. Gale                                                2,699                      0
Miriam Gale                                                        667                      0
Ronda Stahl                                                      6,990                      0
Lehman Brothers, Inc. as Pledgee for Jamin Patrick              12,000                      0
Jamin Patrick                                                   14,439                      0
Pacific Telesis Group                                          263,420                      0
E.L. Local Management, L.P.                                      1,098                      0
PrimeOne, L.P. as nominee                                       21,952(3)                   0
Norman Jasper                                                    1,973                      0
James K. Waldo (4)                                              21,680                      0
Almis J. Kuolas (4)                                             14,454                      0
Debbie Jo Severin (4)                                           14,454                      0
Regina A. Friedrich (4)                                         14,454                      0
James K. Baumann (4)                                            14,454                      0
John W. Montgomery (4)                                          14,454                      0
Judith Harris                                                   14,455                      0
Roger P. Conrad (4)                                             15,455                  1,000
Gary Tapia (4)                                                   7,226                      0
Terison L. Gregory (4)                                           3,614                      0
Alan Dale Carstensen (4)                                         3,614                      0
Gary M. Halpenny (4)                                             3,614                      0
David T. Jew (4)                                                 3,614                      0
Kathleen W. Roach (4)                                            3,614                      0
Joseph Craig Howard (4)                                          3,614                      0
William C. Eles Jr. (4) & Cynthia A. Eles                        3,614                      0
                                                           -------------              --------
         TOTAL                                               3,099,923                443,772

(1) Unless otherwise noted, each person has sole voting and investment power with respect to all shares listed opposite such person's name.



(2) The shares may be offered from time to time by the selling shareholders. The selling shareholders are not obligated to sell all or any portion of their shares, nor are they obligated to sell any of their shares immediately pursuant to this prospectus. Because the selling shareholders may sell all or some of their shares, no estimate can be given as to the amount of common stock actually to be offered for sale by a selling shareholder or as to the amount of common stock that will be held by a selling shareholder upon the termination of this offering.

(3) These shares have been set aside by all of the selling shareholders for Prime One, L.P., as representative of the selling shareholders, to pay certain expenses of the selling shareholders incurred in connection with acquisition of E.L. Acquisition, Inc. by MCI WorldCom.

(4) These individuals became employees of MCI WordCom on July 1, 1999 following the closing of MCI WorldCom's purchase of the stock of E.L. Acquisition, Inc.